Exhibit 99.1

8226 Philips Highway, Suite 101	Investor Relations Contact:
Jacksonville, FL 32256 USA	investorrelations@redwirespace.com

Redwire Corporation Reports Third Quarter 2022 Financial Results
JACKSONVILLE, Fla. / November 8, 2022 Redwire Corporation (NYSE: RDW), a new leader in mission critical space solutions and high reliability components for the next generation space economy, today announced results for its third quarter ended September 30, 2022.

Redwire will live stream a presentation with slides. Please use the link below to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=WsetITqF

Q3 2022 Highlights
•Revenue increased $4.6 million, or 14.0%, to $37.2 million for the three months ended September 30, 2022, from $32.7 million for the three months ended September 30, 2021.
•Redwire also delivered better financial performance for the three months ended September 30, 2022, as compared to the three months ended June 30, 2022. Revenues grew by 1.4%, gross margin as a percentage of revenues improved by 2.3%, net loss decreased by 86.5% and Adjusted EBITDA1 improved by 63.7% period over period.
•Redwire enabled successful execution of NASA’s Double Asteroid Redirection Test (“DART”) mission with critical navigation components and Roll-Out Solar Array (“ROSA”) technology.
•Redwire was recently selected for multiple "land and expand" opportunities that are expected to increase growth momentum for power systems and structures, LEO commercialization, avionics and digital engineering. These new opportunities resulted in a sequential increase in our Total Backlog2 to $304.0 million as of September 30, 2022, as compared to $251.7 million as of June 30, 2022.
•During the fourth quarter of 2022, we completed a capital raise for approximately $80.0 million through the sale of Series A Convertible Preferred Stock, which was led by investments from Bain Capital and AE Industrial Partners (“AEI”). Proceeds from the sale of the Series A Convertible Preferred Stock were used to fund the €32.0 million acquisition of QinetiQ Space NV (“Space NV”), which closed on October 31, 2022, and the Company intends to use the remaining proceeds to support Redwire’s growth initiatives.
•Redwire expects to achieve improved results during the fourth quarter of 2022 compared to the third quarter, driven by increased revenue and changes in contract mix with higher gross margin. However, a slower contract ramp up has pushed revenue execution into subsequent quarters. Therefore, for the fiscal year ended December 31, 2022, Redwire is updating its previously provided guidance and now expects revenues to be in a range of approximately
1 Pro Forma Adjusted EBITDA is not a measure of results under generally accepted accounting principles in the United States. We are unable to provide guidance for net income (loss) or reconciliations to forward-looking net income (loss) because we are unable to provide a meaningful or accurate calculation or estimation of certain reconciling items without unreasonable effort. This is due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Thus, we are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to the most closely comparable forward-looking U.S. GAAP financial measure because such information is not available. See “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding the calculation of Adjusted EBITDA.
2 Total Backlog is a key business measure. Redwire’s Total Backlog does not include contracted backlog for Space NV. See “Key Performance Indicators” and the tables included in this press release for additional information.

Exhibit 99.1
$140.0 million to $155.0 million and Pro Forma Adjusted EBITDA1 to be approximately $(13.0) million to $(6.0) million. This guidance does not include contributions anticipated from Space NV.

“We increased the scope and scale of our space platform with ground-breaking flight successes, third quarter revenue growth, improved gross margins, and better operating leverage.” stated Peter Cannito, Chairman and Chief Executive Officer of Redwire. “Combined with the recent investments by Bain Capital and AEI, the successful acquisition of Space NV and continued streamlining of our business, we believe Redwire is well-positioned for profitable growth in the long term.”

Additional Q3 2022 Financial Highlights:
•Net loss and Pro Forma Adjusted EBITDA3 were $(10.4) million and $(1.5) million, respectively, for the three months ended September 30, 2022, compared to net loss and Pro Forma Adjusted EBITDA3 of $(24.3) million and $(0.3) million, respectively, for the three months ended September 30, 2021.
•Redwire’s Book-to-Bill4 ratio was 0.91 and 1.18 for the three and nine months ended September 30, 2022, respectively, as compared to 0.57 and 0.99 for the three and nine months ended September 30, 2021, respectively. This Book-to-Bill4 ratio does not include anticipated contributions from Space NV.
•Net cash used in operating activities was $(11.2) million and $(4.1) million for the three months ended September 30, 2022 and June 30, 2022, respectively. Free Cash Flow3 (defined as net cash provided by (used in) operating activities less capital expenditures) of $(12.6) million compared to $(5.2) million for the three months ended September 30, 2022 and June 30, 2022, respectively.
•Total available liquidity was $17.0 million as of September 30, 2022. As a result of the financing and acquisition activities described below, together with other changes in Redwire’s cash and cash equivalents, the Company’s total available liquidity is estimated to increase by approximately $40.0-$42.0 million as of November 7, 2022, net of transaction expenses, including acquisition-related costs and post-closing adjustments related to acquired cash, assumed debt and working capital adjustments.
“Our sequential quarterly financial performance improved with better revenue, gross margins, and Adjusted EBITDA3, even though we saw delays due to a slower contract ramp up,” said Jonathan Baliff, Chief Financial Officer of Redwire. “These delays impacted expected 2022 financial performance; however, through higher gross margin contract ramp up anticipated in the fourth quarter, the addition of Space NV on October 31st, and improvement in operating leverage, we anticipate sequential quarterly financial improvement in the fourth quarter. The investment of approximately $80.0 million from Bain Capital and AEI is a strong vote of confidence in Redwire’s future financial performance and establishes a balance sheet well positioned for the future.”
Acquisition Activity
On October 31, 2022, Redwire closed its previously announced €32 million acquisition of Space NV, a Belgium-based commercial space business with product offerings including advanced payloads, small satellite technology as well as berthing and docking equipment and space instruments. Adding Space NV to Redwire’s array of product offerings enhances the Company’s scale and innovation capabilities and increases product offerings to European space customers, including the European Space Agency (“ESA”) and the Belgian Science Policy Office (“BELSPO”). The Company anticipates that the acquisition will be accretive to Redwire’s Adjusted EBITDA3 and Free Cash Flow3,. after giving effect to the financing activities discussed below.

Capitalization and Liquidity
On November 1, 2022, the Company announced that Bain Capital and AEI together invested $80.0 million in the form of equity-linked securities to be used to finance the Space NV acquisition and support Redwire’s growth initiatives.
3 Pro Forma Adjusted EBITDA, Adjusted EBITDA and Free Cash Flow are not measures of results under generally accepted accounting principles in the United States. See “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding the calculation of Pro forma Adjusted EBITDA, Adjusted EBITDA and Free Cash Flow. We are unable to provide guidance for net income (loss) or reconciliations to forward-looking net income (loss) because we are unable to provide a meaningful or accurate calculation or estimation of certain reconciling items without unreasonable effort. This is due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Thus, we are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to the most closely comparable forward-looking U.S. GAAP financial measure because such information is not available.
4 Book-to-bill is a key performance indicator. See “Key Performance Indicators” and the tables included in this press release for additional information.

Exhibit 99.1
Following the investment, Bain Capital and AEI holds, newly issued Series A Convertible Preferred Stock of Redwire, with Bain Capital and AEI holding $50.0 million and $30.0 million, respectively. This investment has significantly improved Redwire’s total available liquidity as of the date of this press release. For additional information, please refer to the Current Report on Form 8-K filed on November 1, 2022.

Financial Results Investor Call
Management will conduct a conference call starting at 9:00 a.m. ET on Wednesday, November 9, 2022 to review financial results for the third quarter ended September 30, 2022. This release and the most recent investor slide presentation are available in the investor relations area of our website at redwirespace.com.

Redwire will live stream a presentation with slides during the call. Please use the following link to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=WsetITqF. The dial-in number for the live call is 877-485-3108 (toll free) or 201-689-8264 (toll), and the conference ID is 13734297.

A telephone replay of the call will be available for two weeks following the event by dialing 877-660-6853 (toll-free) or 201-612-7415 (toll) and entering the access code 13734297. The accompanying investor presentation will be available on November 9, 2022 on the investor section of Redwire’s website at ir.redwirespace.com.

Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number and website above, has not been authorized by Redwire Corporation and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

About Redwire Corporation
Redwire Corporation (NYSE: RDW) is a leader in space infrastructure for the next generation space economy, with valuable intellectual property for solar power generation and in-space 3D printing and manufacturing. With decades of flight heritage combined with the agile and innovative culture of a commercial space platform, Redwire is uniquely positioned to assist its customers in solving the complex challenges of future space missions. For more information, please visit www.redwirespace.com.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this press release regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are “forward looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding our strategy, financial position, guidance, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards and contracts, and objectives of management, are forward looking statements. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “continued,” “project,” “plan,” “goals,” “opportunity,” “appeal,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” “shall,” “possible,” “would,” “approximately,” “likely,” “schedule,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward looking. These forward-looking statements are not guarantees of future performance, conditions or results. Forward looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control.

These factors and circumstances include, but are not limited to: (1) the company’s limited operating history; (2) the development and continued refinement of many of the Company’s proprietary technologies, products and service offerings; (3) the possibility that the company’s assumptions relating to future results may prove incorrect; (4) the inability to successfully integrate recently completed and future acquisitions, including the recent acquisition of QinetiQ Space NV; (5) the fact that the issuance and sale of shares of our Series A Convertible Preferred Stock has reduced the relative voting power of holders of our common stock and diluted the ownership of holders of our capital stock; (6) AEI and Bain Capital have significant influence over us, which could limit your ability to influence the outcome of key transactions; (7) provisions in our Certificate of Designation with respect to our Series A Convertible Preferred Stock may

Exhibit 99.1
delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock; (8) our Series A Convertible Preferred Stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock; (9) there may be sales of a substantial amount of our common stock by our current stockholders, and these sales could cause the price of our common stock to fall; (10) the impact of the issuance of the Series A Convertible Preferred Stock on the price and market for our common stock; (11) the possibility that the company may be adversely affected by other macroeconomic, business, and/or competitive factors; (12) the impacts of COVID-19 on the company’s business; (13) unsatisfactory performance of our products; (14) the emerging nature of the market for in-space infrastructure services; (15) inability to realize benefits from new offerings or the application of our technologies; (16) the inability to convert orders in backlog into revenue; (17) data breaches or incidents involving the company’s technology; (18) the company’s dependence on senior management and other highly skilled personnel; (19) incurrence of significant expenses and capital expenditures to execute our business plan; (20) the ability to recognize the anticipated benefits of the business combination with Genesis Park Acquisition Corp., which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (21) costs related to the business combination with Genesis Park Acquisition Corp.; (22) early termination, audits, investigations, sanctions and penalties with respect to government contracts; (23) inability to report our financial condition or results of operations accurately or timely as a result of identified material weaknesses; (24) inability to meet or maintain stock exchange listing standards; (25) the need for substantial additional funding to finance our operations, which may not be available when we need it, on acceptable terms or at all; (26) significant fluctuation of our operating results; (27) adverse publicity stemming from any incident involving the Company or its competitors; (28) changes in applicable laws or regulations; and (29) other risks and uncertainties described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and those indicated from time to time in other documents filed or to be filed with the SEC by the Company.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. If underlying assumptions to forward looking statements prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this press release are cautioned not to place undue reliance on forward looking statements.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). These financial measures include Adjusted EBITDA, Pro Forma Adjusted EBITDA and Free Cash Flow.

We use Adjusted EBITDA and Pro Forma Adjusted EBITDA to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. We use Free Cash Flow as a useful indicator of liquidity to evaluate our period-over-period operating cash generation that will be used to service our debt, and can be used to invest in future growth through new business development activities and/or acquisitions, among other uses. Free Cash Flow does not represent the total increase or decrease in our cash balance, and it should not be inferred that the entire amount of Free Cash Flow is available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from this measure. During the third quarter of 2022, the Company revised the definition and calculation of Free Cash Flow that was presented in the second quarter of 2022 in accordance with the SEC’s Non-GAAP Financial Measures Compliance and Disclosure Interpretation. Going forward, the Company will use the definition and calculation of Free Cash Flow presented herein.

These Non-GAAP financial measures are used to supplement the financial information presented on a U.S. GAAP basis and should not be considered in isolation or as a substitute for the relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis. Because not all companies use identical calculations, our presentation of Non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Exhibit 99.1
Adjusted EBITDA is defined as net income (loss) adjusted for interest expense (income), net, income tax (benefit) expense, depreciation and amortization, impairment expense, acquisition deal costs, acquisition integration costs, acquisition earnout costs, purchase accounting fair value adjustment related to deferred revenue, severance costs, capital market and advisory fees, litigation-related expenses, write-off of long-lived assets, equity-based compensation, committed equity facility transaction costs, debt financing costs, and warrant liability fair value adjustments. Pro Forma Adjusted EBITDA is defined as Adjusted EBITDA further adjusted for the incremental Adjusted EBITDA that acquired businesses would have contributed for the periods presented if such acquisitions had occurred on January 1 of the year in which they occurred. Accordingly, historical financial information for the businesses acquired includes pro forma adjustments calculated in a manner consistent with the concepts of Article 8 of Regulation S-X, which are ultimately added back in the calculation of Adjusted EBITDA. As an emerging growth company that has completed a significant number of acquisitions in 2020 and 2021, we believe Pro Forma Adjusted EBITDA provides meaningful insights into the impact of strategic acquisitions as well as an indicative run rate of the Company’s future operating performance. Free Cash Flow is computed as net cash provided by (used in) operating activities less capital expenditures.

Exhibit 99.1
REDWIRE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of U.S. dollars, except share data)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$7,031	$20,523
Accounts receivable, net	16,521	16,262
Contract assets	16,319	11,748
Inventory	2,029	688
Income tax receivable	688	688
Prepaid insurance	3,046	2,819
Prepaid expenses and other current assets	3,725	2,488
Total current assets	49,359	55,216
Property, plant and equipment, net	6,697	19,384
Right-of-use assets	14,783	—
Intangible assets, net	56,207	90,842
Goodwill	56,710	96,314
Other non-current assets	616	—
Total assets	$184,372	$261,756
Liabilities and Equity
Current liabilities:
Accounts payable	$17,595	$13,131
Notes payable to sellers	1,000	1,000
Short-term debt, including current portion of long-term debt	3,476	2,684
Short-term lease liabilities	3,484	—
Accrued expenses	18,909	17,118
Deferred revenue	17,373	15,734
Other current liabilities	1,786	1,571
Total current liabilities	63,623	51,238
Long-term debt	89,512	74,867
Long-term lease liabilities	11,379	—
Warrant liabilities	3,093	19,098
Deferred tax liabilities	1,637	8,601
Other non-current liabilities	325	730
Total liabilities	169,569	154,534
Shareholders’ Equity:
Preferred stock, $0.0001 par value, 100,000,000 shares authorized; none issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized; 63,852,690 and 62,690,869 issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	6	6
Additional paid-in capital	196,012	183,024
Accumulated deficit	(180,655)	(75,911)
Accumulated other comprehensive income (loss)	(560)	103
Shareholders’ equity	14,803	107,222
Total liabilities and shareholders’ equity	$184,372	$261,756

Exhibit 99.1
REDWIRE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(In thousands of U.S. dollars, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenues	$37,249	$32,680	$106,844	$96,526
Cost of sales	29,300	26,786	86,742	74,418
Gross margin	7,949	5,894	20,102	22,108
Operating expenses:
Selling, general and administrative expenses	15,312	34,333	53,825	57,855
Contingent earnout expense	—	113	—	11,227
Transaction expenses	1,819	1,128	1,913	3,547
Impairment expense	—	—	80,462	—
Research and development	1,133	1,371	4,565	3,326
Operating income (loss)	(10,315)	(31,051)	(120,663)	(53,847)
Interest expense, net	2,401	1,740	5,523	4,931
Other (income) expense, net	(158)	(2,957)	(14,493)	(2,980)
Income (loss) before income taxes	(12,558)	(29,834)	(111,693)	(55,798)
Income tax expense (benefit)	(2,135)	(5,582)	(6,949)	(7,971)
Net income (loss)	$(10,423)	$(24,252)	$(104,744)	$(47,827)

Net income (loss) per share, basic and diluted	$(0.16)	$(0.55)	$(1.66)	$(1.21)
Weighted-average shares outstanding:
Basic and diluted	63,460,527	44,036,040	63,050,769	39,503,720

Comprehensive income (loss):
Net income (loss)	$(10,423)	$(24,252)	$(104,744)	$(47,827)
Foreign currency translation gain (loss), net of tax	(177)	(119)	(663)	(298)
Total other comprehensive income (loss), net of tax	(177)	(119)	(663)	(298)
Total comprehensive income (loss)	$(10,600)	$(24,371)	$(105,407)	$(48,125)

Exhibit 99.1
REDWIRE CORPORATION
KEY PERFORMANCE INDICATORS
(Unaudited)

Book-to-Bill
Book-to-bill is the ratio of total contract awarded to revenues recorded in the same period. The contracts awarded balance includes firm contract orders including time and material contracts which were awarded during the period and does not include unexercised contract options or potential orders under indefinite delivery/indefinite quantity contracts. Although the contracts awarded balance reflects firm contract orders, terminations, amendments, or contract cancellations may occur which could result in a reduction to the contracts awarded balance.

We view book-to-bill as an indicator of future revenue growth potential. To drive future revenue growth, our goal is for the level of contract awarded in a given period to exceed the revenue recorded, thus yielding a book-to-bill ratio greater than 1.0.

Our book-to-bill ratio was as follows for the periods presented:

	Three Months Ended		Nine Months Ended
(in thousands, except ratio)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Contracts awarded	$34,042	$18,650	$126,032	$95,621
Revenues	37,249	32,680	106,844	96,526
Book-to-bill ratio	0.91	0.57	1.18	0.99

Our book-to-bill ratio was 0.91 for the three months ended September 30, 2022, as compared to 0.57 for the three months ended September 30, 2021. For both the three months ended September 30, 2022 and September 30, 2021, none of the contracts awarded balance relates to acquired contract value.

Our book-to-bill ratio was 1.18 for nine months ended September 30, 2022, as compared to 0.99 for nine months ended September 30, 2021. For the nine months ended September 30, 2022, none of the contracts awarded balance relates to acquired contract value. For the nine months ended September 30, 2021, $33.5 million of the contracts awarded balance relates to acquired contract value from the Oakman and DPSS acquisitions.

Backlog
We view growth in backlog as a key measure of our business growth. Contracted backlog represents the estimated dollar value of firm funded executed contracts for which work has not been performed (also known as the remaining performance obligations on a contract). Our contracted backlog includes $33.0 million and $10.7 million in remaining contract value from time and materials contracts as of September 30, 2022 and as of December 31, 2021, respectively.

Organic contracted backlog change excludes backlog activity from acquisitions for the first four full quarters since the entities’ acquisition date. Contracted backlog activity for the first four full quarters since the entities’ acquisition date is included in acquisition-related contracted backlog change. After the completion of four fiscal quarters, acquired entities are treated as organic for current and comparable historical periods.

Organic contract value includes the remaining contract value as of January 1 not yet recognized as revenue and additional orders awarded during the period for those entities treated as organic. Acquisition-related contract value includes remaining contract value as of the acquisition date not yet recognized as revenue and additional orders awarded during the period for entities not treated as organic. Similarly, organic revenue includes revenue earned during the period presented for those entities treated as organic, while acquisition-related revenue includes the same for all other entities, excluding any pre-acquisition revenue earned during the period.

Exhibit 99.1

(in thousands)	September 30, 2022	December 31, 2021
Organic backlog as of January 1	$133,115	$122,273
Organic additions during the period	100,562	146,880
Organic revenue recognized during the period	(101,761)	(136,038)
Organic backlog at end of period	131,916	133,115

Acquisition-related contract value beginning of period	6,627	—
Acquisition-related additions during the period	25,470	8,190
Acquisition-related revenue recognized during the period	(5,083)	(1,563)
Acquisition-related backlog at end of period	27,014	6,627

Contracted backlog at end of period	$158,930	$139,742

Our total backlog as of September 30, 2022, which includes both contracted and uncontracted backlog, was $304.0 million. Uncontracted backlog represents the anticipated contract value, or portion thereof, of goods and services to be delivered under existing contracts which have not been appropriated or otherwise authorized. Our uncontracted backlog as of September 30, 2022 was $145.1 million. Uncontracted backlog includes $35.6 million of contract extensions under negotiation that are priced, fully scoped, verbally awarded, and expected to be executed shortly.

Exhibit 99.1
REDWIRE CORPORATION
Supplemental Non-GAAP Information
(Unaudited)

Adjusted EBITDA, Pro Forma Adjusted EBITDA, and Free Cash Flow are not measures of results under generally accepted accounting principles in the United States. The following table presents the reconciliations of Adjusted EBITDA and Pro Forma Adjusted EBITDA to net income (loss), computed in accordance with U.S. GAAP.

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income (loss)	$(10,423)	$(24,252)	$(104,744)	$(47,827)
Interest expense	2,402	1,740	5,523	4,933
Income tax expense (benefit)	(2,135)	(5,582)	(6,949)	(7,971)
Depreciation and amortization	1,776	2,606	8,836	7,508
Impairment expense	—	—	80,462	—
Acquisition deal costs (i)	1,819	1,274	1,913	3,693
Acquisition integration costs (i)	1,417	768	2,819	1,573
Acquisition earnout costs (ii)	—	113	—	11,227
Purchase accounting fair value adjustment related to deferred revenue (ii)	40	81	106	248
Severance costs (iii)	5	—	468	—
Capital market and advisory fees (iv)	1,407	2,410	4,815	8,414
Litigation-related expenses (v)	256	—	2,824	—
Equity-based compensation (vi)	2,518	22,919	8,672	22,919
Committed equity facility transaction costs (vii)	194	—	964	—
Debt financing costs (viii)	102	48	102	48
Warrant liability change in fair value adjustment (ix)	(850)	(2,938)	(16,005)	(2,938)
Adjusted EBITDA	$(1,472)	$(813)	(10,194)	1,827
Pro forma impact on Adjusted EBITDA (x)	—	535	—	1,663
Pro Forma Adjusted EBITDA	$(1,472)	$(278)	$(10,194)	$3,490

i.Redwire incurred acquisition costs including due diligence, integration costs and additional expenses related to pre-acquisition activity.
ii.Redwire incurred acquisition costs related to the Roccor and MIS contingent earnout payments and purchase accounting fair value adjustments to unwind deferred revenue for MIS and DPSS.
iii.Redwire incurred severance costs related to separation agreements entered into with former employees, including, but not limited to, the Company’s former CFO.
iv.Redwire incurred capital market and advisory fees related to advisors assisting with preparation for the Merger and transitional costs associated with becoming a public company.
v.Redwire incurred expenses related to the Audit Committee investigation and securities litigation.
vi.Redwire incurred expenses related to equity-based compensation under Redwire’s equity-based compensation plan.
vii.Redwire incurred expenses related to the committed equity facility with B. Riley, which includes consideration paid to enter into the Purchase Agreement as well as changes in the fair value of the associated derivative asset.
viii.Redwire incurred expenses related to debt financing agreements, including amendment related fees paid to third parties that are expensed in accordance with ASC 470, Debt. Amounts presented for the three and nine months ended September 30, 2021 were previously reported under capital market and advisory fees.
ix.Redwire adjusted the fair value of the private warrant liability with changes in fair value recognized as a gain or loss during the respective periods.
x.Pro forma impact is computed in a manner consistent with the concepts of Article 8 of Regulation S-X and represents the incremental results of a full period of operations assuming the entities acquired during the periods presented were acquired from January 1 of the year in which they occurred. For the three months ended September 30, 2021, the pro forma impact included the results of Techshot, while the nine months ended September 30, 2021 included the results of Oakman, DPSS and Techshot.

Exhibit 99.1
The following table presents the reconciliation of Free Cash Flow to net cash provided by (used in) operating activities, computed in accordance with U.S. GAAP.

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net cash provided by (used in) operating activities	$(11,245)	$(14,242)	$(26,829)	$(34,325)
Less: Capital expenditures	(1,359)	(905)	(3,432)	(2,229)
Free Cash Flow	$(12,604)	$(15,147)	$(30,261)	$(36,554)